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EXHIBIT 10.22

ASSET PURCHASE AGREEMENT

        THIS AGREEMENT, dated as of March 24, 2002, by and among ADAPTEC, INC., a Delaware corporation ("Buyer"), and INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation ("Seller").

W I T N E S S E T H:

        WHEREAS, Seller wishes to sell certain assets used in the Seller's ServRAID development operations; and

        WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the Transferred Assets for the purchase price and subject to the terms and conditions hereinafter set forth; and

        NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements, representations and warranties hereinafter set forth, Buyer and Seller hereby agree as follows:

Definitions.

        Certain Definitions.    As used in this Agreement, the following terms shall have the meanings specified below:

        "Affiliate" shall mean, as to any Person, any other Person or entity which is controlling, controlled by or under common control with such Person or entity.

        "Allocation Statements" shall have the meaning set forth in Section 3.1.

        "Bill of Sale" shall mean the Bill of Sale in the form set out in Exhibit B to be entered into by the Parties on the Closing Date.

        "Burdensome Condition" shall mean any action taken, or credibly threatened, by or before any Governmental Authority or other Person to challenge the legality of the transactions contemplated by the Operative Agreements or that would otherwise deprive a Party of the material benefit of any such transaction, including (i) the pendency of an investigation by a Governmental Authority (formal or informal), (ii) the institution of any litigation, or threat thereof, (iii) an order by a Governmental Authority of competent jurisdiction preventing consummation of the transactions contemplated by the Operative Agreements or placing material conditions or limitations upon such consummation, or (iv) the issuance of any subpoena, civil investigative demand or other request for documents or information relating to such transactions that is unreasonably burdensome in the reasonable judgment of the applicable Person.

        "Closing" shall have the meaning set forth in Section 2.1.

        "Closing Date" shall have the meaning set forth in Section 2.1.

        "Code" shall have the meaning set forth in Section 3.1.

        "Confidentiality Agreement" shall mean that Confidentiality Disclosure Agreement 4997RL1263 and any applicable supplements thereto between Seller and Buyer.

        "Date of Execution" shall mean the date this Agreement and the other Operative Agreements identified for signature on that date are signed.

        "Disclosure Schedule" shall have the meaning set forth in Article VI hereto.

        "Employees" shall have the meaning set forth in Section 4.2.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Escrow Agreement" shall have the meaning set forth in Section 4.1.

        "Governmental Actions" shall mean any authorizations, consents, approvals, waivers, exceptions, variances, franchises, permissions, permits, and licenses of, and filings and declarations with, Governmental Authorities, including the expiration or termination of waiting periods imposed under the HSR Act.

        "Governmental Authority" shall mean any applicable federal, state or local court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body, domestic or foreign with jurisdiction over the matter.

        "Governmental Rule" shall mean any applicable statute, law, treaty, rule, code, ordinance, regulation or order of any Governmental Authority or any judgment, decree, injunction, writ, order or like action of any federal, state or local court, arbitrator or other judicial tribunal of competent jurisdiction, domestic or foreign.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Intellectual Property Agreement" shall mean the agreement so entitled between the Buyer and Seller, entered into on the Date of Execution.

        "Liabilities" shall mean debts, liabilities and obligations (whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown).

        "Liens" shall mean pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

        "Limitation Amount" shall have the meaning set forth in Section 9.2.

        "Operative Agreements" shall mean this Agreement, the Bill of Sale, the Transition Services Agreement, the Supply Agreement, the Escrow Agreement, the Secondment Agreement, and the Intellectual Property Agreement.

        "Parties" shall mean Buyer and Seller.

        "Party" shall mean Buyer or Seller.

        "Permitted Liens" shall mean: (i) Liens for Taxes, assessments and governmental charges due and being contested in good faith by Seller; (ii) any Liens upon any of the Transferred Assets, provided that the same are not of such a nature that would materially adversely affect the value of the Transferred Assets, taken as a whole; (iii) Liens for Taxes either not due and payable or due but for which notice of assessment has not been given, or which may thereafter be paid without penalty; (iv) undetermined or inchoate Liens, charges and privileges incidental to current operations or the ordinary course of business; any statutory Liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority that have not at the time been filed or registered against title to the Transferred Assets or that relate to obligations that are not due or delinquent; (v) security given in the ordinary course of business to any public utility, Governmental Authority or to any statutory or public authority in connection with the Transferred Assets; and (vi) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances do not materially impair the use of the assets to which they relate.

        "Person" shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

        "Pre-Closing Tax Period" shall have the meaning set forth in Section 3.2.

        "Purchase Price" shall have the meaning specified in Section 1.3.

        "Regular Employees" shall have the meaning set forth in Section 4.2.

        "Secondment Agreement" shall mean the agreement so entitled between Buyer and Seller, entered into on the Date of Execution.

        "Service Credit" shall have the meaning set forth in Section 4.2.

        "Subsidiary" of any Person shall mean a corporation, company, or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such entity is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

        "Supply Agreement" shall mean Base Agreement #4902RL0436 and Statement of Work #4902RL0436 between the Buyer and Seller, entered into on the Date of Execution.

        "Tax" or "Taxes" shall have the meaning set forth in Section 3.5.

        "Tax Returns" shall have the meaning set forth in Section 3.2

        "Transferred Assets" shall mean such items of equipment as are listed on the sub-schedules to Schedule 1.1 to this Agreement.

        "Transferred Employee" shall have the meaning set forth in Section 4.2.

        "Transition Services Agreement" shall mean the agreement so entitled between Buyer and IBM entered into on the Date of Execution.

        "Warrant Agreement" shall mean the agreement so entitled executed by Buyer on the Date of Execution.

Article I.    Purchase and Sale of Assets.

        1.1    Transferred Assets.    Upon the terms and subject to the conditions hereof, as of the Closing Date, Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, all right, title and interest of Seller in and to the Transferred Assets listed on sub-schedules to Schedule 1.1 hereto free and clear of all Liens other than Permitted Liens. The Transferred Assets will be made available on the Closing Date, where then located.

        1.2.    Excluded Assets.    Notwithstanding anything to the contrary in this Agreement, any assets not set forth on Schedule 1.1 will be retained by Seller and are excluded from the Transferred Assets (the "Excluded Assets"), including any interests of Seller in real property. All intellectual property matters are addressed exclusively in the Intellectual Property Agreement and no intellectual property matters are included in the subject matter of this Agreement, other than the shrink wrap software transferred to Buyer as set forth in Section 4.3.

        1.3.    Consideration.    (a) The Purchase Price to be paid by Buyer to Seller for the Transferred Assets (the "Purchase Price") shall be Two Hundred Seventy Two Thousand Six Hundred Sixty Three Dollars ($272,663.00). In addition to the Purchase Price, the consideration to be paid by Buyer to Seller at Closing for the licenses set forth in the Intellectual Property Agreement shall be Twenty-Five Million Nine Hundred Seventy-Seven Thousand Three Hundred Thirty Seven Dollars ($25,977,337.00).

Therefore, on the Closing Date and subject to Article VII, Buyer shall pay to Seller the aggregate amount set forth in this Section 1.3. by electronic funds transfer, such sum in immediately available funds in U.S. Dollars. The Purchase Price shall be paid to the following account:

Account Name:	IBM Corporation Concentration Account
Bank:	The Chase Manhattan Bank
Account Number:	323213499
ABA Routing Number:	021000021
SWIFT:	CHASUS33
Bank Contact:	Ms. Joyce Leary-Bates
Telephone Number:	(212) 552-3779

The consideration payable pursuant to the Intellectual Property Agreement shall be paid by Buyer to the account specified in the Intellectual Property Agreement. In addition, to the foregoing, the Buyer shall execute and deliver to Seller the Warrant Agreement.

        1.4.    No Assumed Liabilities.    The Parties acknowledge and agree that Buyer is not assuming any of Seller's Liabilities whether now existing or hereafter arising, including without limitation accounts payable, accrued expenses, and taxes that relate to the period prior to the Closing and all liabilities and obligations of Seller with respect to current or former employees, directors and independent contractors of Seller prior to the Closing Date.

Article II.    Closing.

        2.1.    Closing Date.    Subject to and upon satisfaction or waiver of the conditions set forth in Articles VII and VIII below, the closing of the transaction provided for in this Agreement (the "Closing") shall occur on March 25,2002, or in the event all of the conditions set forth in Articles VII and VIII below are not satisfied or waived on such date, the first date following March 25, 2002 on which such conditions have been satisfied or waived (the "Closing Date"). All transactions provided for herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as soon as the Parties have completed the Closing or as of the close of business on the Closing Date, whichever first occurs.

Article III.    Tax Matters.

        3.1.    Allocation of Purchase Price.    Buyer and Seller agree on a tax allocation of the Purchase Price, which will be set forth in statements (the "Allocation Statements") allocating the total of the Purchase Price (and other payments properly treated as additional Purchase Price for Tax purposes) to the different Transferred Assets pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (hereinafter, the "Code") based on the allocation of value set forth in Section 1.3. Buyer will provide a mutually agreeable Allocation Statement to Seller in accordance with the terms of this Section 3.1 within seven days of the Closing Date.

        Buyer and Seller shall each file all income, franchise and other Tax Returns (as defined below), and execute such other documents as may be required by any Governmental Authority, in a manner consistent with the Allocation Statements. Buyer shall prepare the Form 8594 under Section 1060 of the Code based on the Allocation Statements and deliver such form and all documentation used in the preparation and support of such Allocation Statements and form (including, but not limited to, appraisals) to the Seller within 30 days after finalizing of the Allocation Statements. The Buyer and the Seller agree to file such form with each relevant taxing authority and to refrain from taking any position inconsistent with such form or Allocation Statements.

        3.2.    Filing of Returns and Payment of Taxes.    Seller shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax returns, reports and forms (herein "Tax Returns") and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets attributable to any taxable period which ends on or prior to the Closing Date (herein "Pre-Closing Tax Period"). Buyer shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets attributable to taxable periods which are not part of the Pre-Closing Tax Period. If, in order to properly prepare its Tax Returns or other documents required to be filed with Governmental Authorities, it is necessary that a party be furnished with additional information, documents or records relating to the Transferred Assets, both Seller and Buyer agree to use reasonable efforts to furnish or make available such non-privileged information at the recipient's request, cost and expense provided, however, that no party shall be entitled to review or examine the Tax Returns of any other party.

For purposes of this Section 3.2, in the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the Taxes for the Pre-Closing Tax Period shall be computed as if the Pre-Closing Tax Period ended as of the close of business on the Closing Date and the amount of Taxes for taxable periods that are not part of the Pre-Closing Tax Period shall be the excess, if any, of (x) the Taxes for the Straddle Period over (y) the Taxes for the Pre-Closing Tax Period.

        3.3.    Refunds and Credits.    Any refunds and credits attributable to the Pre- Closing Tax Period shall be for the account of the Seller and any refunds and credits attributable to the period that is not part of the Pre-Closing Tax Period shall be for the account of the Buyer.

        3.4.    Transfer Taxes.    All transfer, documentary, sales, use, registration, value- added, and any similar taxes and related fees (including interest, penalties and additions to tax) incurred in connection with this Agreement, the other Operative Agreements and the transactions contemplated hereby and thereby shall be borne by Buyer, in addition to the consideration provided for in Section 1.3. To the extent permitted by applicable law, Buyer and Seller shall cooperate with each other to obtain exemptions from such taxes, provided that neither party shall be obligated to seek any exemption that could reasonably be expected to result in any governmental audit of its books and records.

        3.5.    Tax Definitions.    For purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, imposts, duties, withholdings, charges, fees, levies, or other assessments imposed by any governmental or taxing authority, whether domestic or foreign, (including but not limited to, income, excise, property, sales, use, transfer, conveyance, payroll or other employment related tax, license, registration, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated severance, stamp taxes, taxes based upon or measured by capital stock, net worth or gross receipts and other taxes) together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts and any obligations under any agreement or arrangements with any Person with respect to such amounts.

Article IV    Additional Agreements.

        4.1.    Escrow Agreement.    The Parties shall enter an escrow agreement (the "Escrow Agreement"; and such arrangement, the "Escrow") in substantially the form of Exhibit A hereto (or another mutually agreeable escrow agreement) with DSI Technology Escrow Services (or another mutually agreeable third-party escrow holder) (the "Escrow Agent"), and shall use reasonable efforts to cause such Escrow Agent to enter into the Escrow Agreement, in each case, on or prior to 15 days following the Date of Execution (or such other mutually agreeable date).

        4.2.    Employees and Employee Benefits.    (a) Schedule 4.2(a)(1) contains a list of regular employees employed by Seller as of the date hereof in connection with the ServRAID operations (including active employees and employees who are on leave of absence or sick leave) (the "Regular Employees"). Buyer will make employment offers to all of the Regular Employees on or prior to Wednesday, March 27, 2002, and will keep such offers extended for a period of not less than seven days following such date (the "Initial Period"). Notwithstanding anything in subsection 4.2(e) to the contrary, Buyer shall be permitted to contact and interview Regular Employees for a period of one year from Closing for the purpose of making, and may make, offers of employment to such Regular Employees. Regular Employees who begin their employment with Buyer ("Transferred Employees") shall be employed by Buyer in accordance with the terms and conditions set forth in subsections 4.2(b), 4.2(c), and 4.2(d) below.

        (b)  Buyer agrees to make offers during the Initial Period to employ the Regular Employees in the same positions and at the same or higher salaries and substantially the same terms and conditions, including benefit plans, as those in effect immediately prior to Closing. In determining whether Buyer's offer of employment to Regular Employees includes compensation components that are substantially comparable in the aggregate to those provided by Seller prior to Closing, such determination shall take into consideration all stock options granted to the Regular Employees prior to the Closing and Buyer shall compensate the Regular Employees (in such manner as the Buyer deems appropriate, subject to applicable law) for any such equity grants that will be forfeited as a result of the transactions contemplated by this agreement. Seller has provided Buyer with a summary of all such stock options that are expected to be forfeited by Regular Employees. Prior periods of employment with the Seller (herein "Service Credit") will be considered as employment with the Buyer for employment purposes with the Buyer including the calculation of severance pay and vacation credit. Buyer has summarized its planned employment terms and benefit plans for the Regular Employees in Schedule 4.2.(a)(2). For one year from the Closing Date, Buyer will not change the severance pay practice described in Schedule 4.2.(a)(2) as applied to the Transferred Employees. Buyer agrees to use reasonable efforts to obtain a general release from such severed Transferred Employees that includes Seller and its Subsidiaries and Affiliates, as a condition of such severance pay. Nothing contained in this Agreement shall be construed to in any way limit or prevent Buyer from terminating any Transferred Employee at any time for cause or for reasons related to poor performance or conditions of employment. For purposes of this paragraph, "cause" shall mean the determinations of the applicable courts, under the applicable common law and statute, as "cause' in employment termination cases.

        (c)  For any Transferred Employees, Buyer shall be responsible as of the date of such Transferred Employee's first day of employment with Buyer ("First Employment Date") for all Liabilities, salaries, benefits and similar employer obligations for the period beginning on and following such First Employment Date. Upon separation from Seller during the Initial Period, Transferred Employees will be paid by Seller for vacation accrued, plus previously deferred vacation, less vacation taken.

        (d)  Buyer shall be responsible for Liabilities with respect to the termination of any Transferred Employees by Buyer on or after the First Employment Date for such Transferred Employee, including without limitation, health care continuation coverage with respect to plans established or maintained by Buyer after the Closing, and damages or settlements arising out of any claims of wrongful or illegal termination, and for complying with the requirements of all applicable laws with respect to any such termination.

        (e)  Buyer agrees that, except as set forth in subsection 4.2(a) above, for a period of one year from the Closing Date, it will not employ or solicit for employment, any employee of Seller (or any of its Subsidiaries) employed in Seller's Server Group or with whom Buyer had contact in connection with this transaction (so long as such person is employed by Seller or any of its Subsidiaries and for a period of six months thereafter); provided, however, that solicitation shall not include general employment advertising or the use of any independent employment agency or search firm not specifically directed to employees of Seller or any of its Subsidiaries.

        (f)    Seller shall be responsible for all Liabilities with respect to Seller's employment of the Regular Employees and the termination of employment of any such Regular Employees with Seller (including termination by Seller of any Transferred Employee becoming employed by Buyer as contemplated under this Agreement), including without limitation, health care continuation coverage under plans established or maintained by Seller, any Liabilities for accrued vacation, paid time off, sick leave or similar benefits attributable to periods of employment or service of Regular Employees with Seller, any Liabilities arising out of any claims of wrongful or illegal termination by Seller, and compliance with the requirements of all applicable laws with respect to any such termination, in each case, to the extent such Liabilities accrue prior to the applicable First Employment Date.

        4.3.    Shrink-Wrap Software.    Seller shall transfer at Closing, to the extent it has the legal right to do so and subject to the applicable license agreements with the licensors, its royalty-free usage rights to the shrink-wrap personal computer software (also known as conditions-of-use software) being used in its ordinary course of business as of the Date of Execution on the personal computers that are Transferred Assets. Seller further agrees to transfer at Closing, to the extent it has the legal right to do so and subject to the applicable license agreements with the licensors, its royalty-free usage rights to all upgrades and updates to the shrink-wrap personal computer software that is in Seller's possession and being used on the personal computers that are Transferred Assets as of the Closing Date. If such software copyrights are owned by Seller, Seller's license terms and conditions continue to apply. However, no software rights are being transferred under this Agreement that relate to public domain software or freeware.

        4.4.    Further Action.    Each of the Parties agrees to execute and deliver after the Closing Date such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable, in the opinion of both Parties' counsel, in order to consummate or implement expeditiously the transactions contemplated hereby.

Article V.    Representations and Warranties of Buyer

        Buyer hereby represents and warrants to Seller as follows:

        5.1.    Incorporation.    Buyer is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business as now being conducted, and is duly qualified in each jurisdiction in which its ownership of property requires such qualification except where the failure to so qualify would not have a material adverse effect on Buyer.

        5.2.    Authority.    (a) Buyer has the requisite corporate power and authority to execute and deliver each of the Operative Agreements and to perform its obligations under each of the foregoing. Each of the Operative Agreements has been duly and validly authorized, executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer enforceable against Buyer in accordance with its respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors. No other corporate proceedings on the part of Buyer are necessary to authorize the Operative Agreements and the transactions contemplated by any of the foregoing.

        5.3.    No Conflict.    The execution and delivery by Buyer of each of the Operative Agreements does not, and the performance of its obligations thereunder, will not:

        (a)  conflict with, or result in a breach of, any of the provisions of its Certification of Incorporation or By-Laws;

        (b)  breach, violate or contravene any material Governmental Rule, or create any right of termination or acceleration or encumbrance, that, singly or in the aggregate, would have a material adverse effect on its authority or ability to perform any of its obligations under this Agreement or the other Operative Agreements; or

        (c)  conflict in any respect with, or result in a breach of or default under, any material contract, license, franchise, permit or any other agreement or instrument to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of its or their properties may be affected or bound that, singly or in the aggregate, would have a material adverse effect on its authority or ability to perform its obligations under this Agreement or the other Operative Agreements.

        5.4.    Governmental Consents.    Other than compliance with the HSR Act pre- notification requirements, if required, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Buyer is required in connection with the execution or delivery by Buyer of this Agreement or the other Operative Agreements, or the consummation by Buyer of the transactions contemplated by any of the foregoing.

        5.5.    No Broker.    Neither Buyer nor any of its Subsidiaries has engaged any corporation, firm or other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of this Agreement or the other Operative Agreements or the consummation of the transactions contemplated hereby and thereby, and Buyer shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Buyer or any of its Subsidiaries in connection with the transactions contemplated hereby and thereby.

Article VI.    Representations and Warranties of Seller

        Except as set forth on the disclosure schedule delivered by the Seller to Buyer concurrently with the execution of this Agreement (the "Disclosure Schedule"), Seller hereby represents and warrants to Buyer as follows:

        6.1.    Incorporation.    Seller is a duly incorporated and validly existing corporation in good standing under the laws of the State of New York, with all requisite corporate power and authority to own its properties and conduct its business, and is duly qualified in each jurisdiction in which its ownership of property requires such qualification except where the failure to so qualify would not have a material adverse effect upon the Transferred Assets.

        6.2.    Authority.    Seller has the requisite corporate power and authority to execute and deliver the Operative Agreements and to perform its obligations under each of the foregoing. Each of the Operative Agreements has been duly and validly authorized, executed and delivered by Seller enforceable against Seller and constitutes the valid and binding agreement of Seller in accordance with its respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors. No other corporate proceedings on the part of Seller are necessary to authorize the Operative Agreements and the transactions contemplated by any of the foregoing.

        6.3.    No Conflict.    The execution and delivery by Seller of this Agreement and the other Operative Agreements does not, and the performance by Seller of its obligations thereunder will not:

        (a)  conflict with, or result in a breach of, any of the provisions of its Articles of Incorporation or By-Laws;

        (b)  breach, violate or contravene any material Governmental Rule, or any order, writ, judgment, injunction, decree, determination or award, or create any right of termination or acceleration or encumbrance, that, singly or in the aggregate, would have a material adverse effect on (i) its authority or ability to perform its obligations under the Operative Agreements; or (ii) the Transferred Assets; or

        (c)  conflict in any respect with or result in a breach of or violation of or default under any material contract, license, franchise, permit, mortgage, indenture or any other agreement or instrument applicable to Transferred Assets or that singly or in the aggregate, would have a material adverse effect on (i) its authority or ability to perform its obligations under the Operative Agreements; or (ii) the Transferred Assets (except for agreements and instruments that require the consent, waiver or approval of a third party for the transactions contemplated by this Agreement).

        6.4.    Governmental Consents.    Other than compliance with the HSR pre- notification requirements, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Seller is required in connection with the execution or delivery by Seller of the Operative Agreements or the consummation by Seller of the transactions contemplated by any of the foregoing.

        6.5.    No Broker.    Seller has engaged no corporation, firm or other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of this Agreement or the other Operative Agreements or the consummation of the transactions contemplated hereby and thereby, and Seller shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Seller in connection with the transactions contemplated hereby.

        6.6.    Transferred Assets.    Seller has good and marketable title to (or valid leasehold interests in) the Transferred Assets, free and clear of any Liens, other than Permitted Liens.

        6.7.    Litigation.    There are no actions, suits, proceedings, arbitrations or investigations pending or, to Seller's knowledge, threatened in a writing to Seller against Seller with respect to or directly affecting the Transferred Assets, at law or in equity, including any administrative proceedings or condemnation actions with any Governmental Authority. The transfer of the Transferred Assets and the ability of Buyer to hire any Regular Employee contemplated hereunder does not violate any judgment, order, writ, injunction or decree of any Governmental Authority applicable to Seller.

        6.8.    No Rights In Others To Transferred Assets.    Neither Seller nor any Subsidiary of Seller is party to any outstanding contracts or other arrangements giving any Person any present or future right to require Seller to transfer to any Person any ownership or possessory interest in, or to grant any lien on, any of the Transferred Assets, other than pursuant to this Agreement.

        6.9    Licenses and Permits.    Seller has all licenses and permits and other governmental authorizations and approvals which are material to the operation of the Transferred Assets and which are required for Seller's operation of the Transferred Assets, except where the failure to have such licenses and permits would not have a material adverse effect on Seller's ability to operate the Transferred Assets. Buyer must seek a regulatory or other permitted transfer of, or obtain through separate application for itself, any applicable licenses and permits, including environmental licenses and permits, which are required for Buyer's operation or ownership of the Transferred Assets.

        6.10.    Warranties.    EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE VI, SELLER MAKES NO REPRESENTATION OR

WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE TRANSFERRED ASSETS, IT BEING SPECIFICALLY UNDERSTOOD BY BUYER THAT, EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE VI, THE TRANSFERRED ASSETS AND ASSUMED LIABILITIES ARE BEING SOLD AND TRANSFERRED "AS IS" IN ALL RESPECTS. SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF BUYER'S, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE.

        6.11    Tax Matters.    Seller has timely filed within the time period for filing or any extension granted with respect thereto, all Tax returns which it is required to file relating or pertaining to any and all Taxes attributable to or levied upon the Transferred Assets with respect to the Pre-Closing Tax Period and has paid any and all Taxes it is required to pay in connection with the taxable period to which such Tax returns relate. There are (and as of immediately following the Closing there will be) no liens for Taxes on the Transferred Assets, other than Permitted Liens, and no action, proceeding or, to the knowledge of Seller, investigation has been instituted against Seller which would give rise to any such Lien, other than Permitted Liens. Seller has no knowledge of any claims asserted or threatened with respect to any Taxes. None of the Transferred Assets are treated as "tax-exempt use property" within the meaning of Section 168(b) of the Code.

Article VII.    Conditions of Buyer's Obligations

        The obligation of Buyer to consummate the transactions contemplated herein is subject to the satisfaction (or waiver by Buyer) of the conditions set forth below in this Article.

        7.1.    Representations and Warranties.    The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier time in which case such representations and warranties shall be true and correct in all material respects as of such earlier time. Seller shall have performed in all material respects its respective covenants and agreements contained in this Agreement and the other Operative Agreements required to be performed at or prior to the Closing.

        7.2.    Consents, Approvals, and Injunctions.    (a) Seller shall have obtained all consents, approvals, orders, licenses, permits and authorizations of, and registrations, declarations and filings with, any Governmental Authority or any other Person required to be obtained or made by or with respect to Seller prior to Closing in connection with the execution and delivery of this Agreement and the other Operative Agreement.

        (b)  No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any Governmental Authority as of the Closing, which would restrain, prohibit or make unlawful the consummation of the transactions contemplated by the Operative Agreements or invalidate or suspend any provision of the Operative Agreements.

        (c)  No action or proceeding challenging the transactions or any provision of this Agreement or the other Operative Agreements shall be pending or threatened against any party.

        7.3.    Consents, etc.; Burdensome Conditions.    (a) All Governmental Actions set forth on Schedule 7.3(a), if any, including the issuance or transfer of all permits or other consents of Governmental Authorities necessary for Seller to transfer the Transferred Assets shall (i) have been taken, given or obtained, (ii) be in full force and effect, and (iii) not be subject to any pending proceedings or appeals, administrative, judicial or otherwise (and the time for appeal shall have expired or, if an appeal shall have been taken, it shall have been dismissed).

        (b)  All consents of any other Person listed on Schedule 7.3(b) necessary in order for Seller to transfer the Transferred Assets shall have been obtained and shall be in full force and effect.

        (c)  No Burdensome Condition shall exist with respect to Buyer in connection with the transactions contemplated by the Operative Agreements.

        7.4.    Governmental Rule.    No Governmental Rule shall have been instituted, issued or proposed to restrain, enjoin or prevent the transfer of the Transferred Assets as contemplated hereby or to invalidate, suspend or require modification of any material provision of any Operative Agreement.

        7.5.    Operative Agreements.    Seller shall have entered into each of the Operative Agreements to be executed by it (other than the Escrow Agreement) and each such Operative Agreement (other than the Escrow Agreement) shall be in full force and effect without breach thereunder by Seller.

        7.6.    Closing Documents.    Seller shall have delivered to Buyer the following documents:

        (a)  a certificate, dated as of the Closing Date, to the effect that the representations and warranties of Seller in this Agreement are true and correct and that all covenants and agreements required to be performed by Seller prior to the Closing have been duly performed; and

        (b)  a certificate of the secretary or assistant secretary of Seller, dated the Closing Date, as to the continued existence of Seller, certifying the authorization of the execution, delivery and performance of the Operative Agreements.

Article VIII.    Conditions to Seller's Obligations.

        The obligations of Seller to consummate the transactions contemplated herein shall be subject to the satisfaction (or waiver by Seller) of the conditions set forth below in this Article.

        8.1    Payment of Purchase Price.    The payment of the Purchase Price shall have been paid in the manner specified in Section 1.3 and the payment of the consideration under the Intellectual Property Agreement shall have been paid in the manner specified in the Intellectual Property Agreement, in each case on March 25, 2002 (or such later date agreed to by Seller).

        8.2.    Representations and Warranties.    The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier time in which case such representations and warranties shall be true and correct in all material respects as of such earlier time. Buyer shall have performed in all material respects its respective covenants and agreements contained in this Agreement and the other Operative Agreements required to be performed at or prior to the Closing.

        8.3.    Consents, Approvals and Injunctions.    (a) Buyer shall have obtained all consents, approvals, licenses, permits and authorizations of, and registrations, declarations and filings with, any Governmental Authority or any other Person required to be obtained or made by or with respect to Buyer prior to Closing in connection with the execution and delivery of this Agreement and the other Operative Agreements.

        (b)  No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any Governmental Authority as of the Closing, which would restrain, prohibit or make unlawful the transfer of the Transferred Assets or invalidate or suspend any provision of the Operative Agreements.

        (c)  No Burdensome Condition shall exist with respect to Seller in connection with the transactions contemplated by the Operative Agreements.

        8.4.    Operative Agreements.    Buyer shall have entered into the Warrant Agreement and each of the Operative Agreements (other than the Escrow Agreement) to be executed by it and the Warrant Agreement and each such Operative Agreement shall be in full force and effect without breach thereunder by Buyer.

        8.5.    Injunctions, Orders.    No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending by or before any Governmental Authority as of the Closing, which would restrain, prohibit or make unlawful the transfer of the Transferred Assets or invalidate or suspend any provision of any Operative Agreement.

        8.6.    Closing Documents.    Buyer shall have delivered to Seller the following documents:

        (a)  a certificate of an authorized officer of Buyer, dated the Closing Date, to the effect that Buyer's representations and warranties in this Agreement are true and correct and that all covenants and agreements required to be performed by Buyer have been duly performed; and

        (b)  a certificate of the secretary or assistant secretary of Buyer, dated the Closing Date, as to the continued existence of Buyer, certifying the authorization of the execution, delivery and performance of the Operative Agreements and the corporate approvals of Buyer authorizing the actions to be taken by Buyer under the Operative Agreements.

Article IX.    General Matters.

        9.1.    Survival of Representations and Warranties.    All representations and warranties made by the Parties in this Agreement or in any schedule, document, certificate or other instrument delivered by or on behalf of the Parties pursuant to this Agreement shall survive the Closing for a period of twelve (12) months after the Closing Date; regardless of any investigation or disclosure made by or on behalf of the Parties. All covenants made by the Parties shall survive according to their respective terms.

        9.2.    Limitation of Liability.    Notwithstanding anything to the contrary set forth in this Agreement, Seller shall not be liable for any amounts with respect to the breach of a representation and warranty in this Agreement unless and until such amounts shall exceed in the aggregate $100,000 (the "Limitation Amount") (in which case Seller shall be liable with respect to the excess over the Limitation Amount). There shall be no Seller liability with respect to any such matter for individual amounts of less than $25,000 and such amounts shall not be taken into account in determining whether the Limitation Amount has been exceeded. In no event shall Seller's liability with respect to the breach of representations and warranties in this Agreement exceed the Purchase Price. Notwithstanding the foregoing, no such limitations shall be applicable with respect to Seller's obligation of ownership of the Transferred Assets. Neither Seller nor Buyer shall be responsible for any indirect, incidental, punitive, special or consequential damages whatsoever, including loss of profits or goodwill.

        9.3.    Public Announcements.    The Confidentiality Agreement continues to apply, and the Operative Agreements and the proposed transaction is subject to and confidential under that Confidentiality Agreement. For six (6) months after the Closing Date, all public announcements relating to this Agreement or the transactions contemplated hereby shall be made only after consultation between the Parties, except for disclosures by either Party are required by law, rule or regulation. Any disclosures to customers in connection with commercial relationships shall not reveal the Purchase Price of this Agreement. Notwithstanding the foregoing, either Party shall have the right, in its sole discretion, to make such disclosures as it may deem necessary or advisable to any Governmental Authority. In the event of a breach or anticipatory breach of this Section 9.3. by either Party, the other Party shall be entitled, in addition to any and all other remedies available at law or in equity, to preliminary and permanent injunctive relief and specific performance without proving damages.

        9.4.    Costs.    Each Party shall be responsible for the costs and expenses incurred by it in the negotiation, execution and delivery of the Operative Agreements and, except as otherwise provided elsewhere in such agreements, the consummation of the transactions contemplated hereby and thereby.

        9.6    Due Diligence.    Buyer has engaged in due diligence efforts prior to executing this Agreement. The sale of the Transferred Assets is based solely upon the results of that due diligence and there has been no reliance upon the representations or statements of Seller, other than as set forth in Article VI.

        9.7    Bulk Sales.    Compliance with bulk sales laws shall not be applicable to this Agreement.

        9.8.    Modification and Waiver.    No modification or waiver of any provision of this Agreement and no consent by either Party to any departure therefrom shall be effective unless in a writing referencing the particular section of this Agreement to be modified or waived and signed by a duly authorized signatory of each Party, and the same will only then be effective for the period and on the conditions and for the specific instances and purposes specified in such writing.

        9.9.    Governing Law.    This Agreement has been delivered at and shall be deemed to have been made in Westchester County, New York, and all matters arising from or relating in any manner to the subject matter of this Agreement shall be interpreted, and the rights and liabilities of the Parties determined, in accordance with the laws of the State of New York applicable to agreements executed, delivered and performed within such State, without regard to the principles of conflicts of laws thereof. As part of the consideration for value received, each of the Parties hereby consents to the exclusive jurisdiction of any state or federal court located within the county of Westchester in the State of New York with respect to all matters arising from or relating in any manner to the subject matter of this Agreement. With respect to all matters arising from or relating in any manner to the subject matter of this Agreement each of the Parties hereby: (i) waives trial by jury, (ii) waives any objection to New York venue of any action instituted hereunder, and (iii) consents to the granting of such legal or equitable relief as is deemed appropriate by any aforementioned court.

        9.10.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and shall be effective (a) when delivered by messenger or courier, or

(b) five days after deposit for mailing by registered or certified mail, postage prepaid, return receipt requested, when also transmitted by telecopy as follows:

(a)	if to Seller, to:
International Business Machines Corporation New Orchard Road Armonk, New York 10504
	Attention:	David Johnson Vice President, Corporate Development
	Telecopy:	(914) 499-7802
with a copy at the same address to:
	Attention:	John W. Greene
	Telecopy:	914-499-6006
(b)	if to Buyer, to:
Adaptec, Inc. 691 South Milpitas Blvd. Milpitas, CA 95035
Attention: Chief Financial Officer
with a copy to:
Adaptec, Inc. 691 South Milpitas Blvd. Milpitas, CA 95035
Attention: General Counsel

or to such Person or address as either of the Parties shall hereafter designate to the other from time to time by similar written notice.

        9.11.    Assignment.    This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the successors and assigns of the Parties; provided, that a Party may not assign its rights hereunder without the written consent of the other Parties.

        9.12.    Counterparts.    This Agreement may be executed by the Parties hereto in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

        9.13.    No Third Party Beneficiaries.    This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.

        9.13.    Entire Agreement.    This Agreement, together with the other Operative Agreements comprise the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and representations, oral or written, between Buyer and Seller relating hereto or thereto.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

INTERNATIONAL BUSINESS
    MACHINES CORPORATION

By:

Name: David L. Johnson

Title: Vice President, Corporate Development

ADAPTEC, INC.

By:

Name: David Young

Title: Chief Financial Officer

(Signature Page to Asset Purchase Agreement)

Exhibits to Asset Purchase Agreement

Exhibit A:	Escrow Agreement
Exhibit B:	Bill of Sale

Exhibit A

[ATTACH ESCROW AGREEMENT]

Exhibit B

Bill of Sale

Bill of Sale and Assignment (this "Bill of Sale") dated as of March , 2002, made by and between International Business Machines Corporation, a New York corporation ("Seller"), and Adaptec, Inc., a Delaware corporation, ("Buyer").

        Buyer and Seller have entered into an Asset Purchase Agreement dated as of March [    ], 2002 (the "Asset Purchase Agreement"), for the sale and assignment by Seller to Buyer of certain assets as described in the Asset Purchase Agreement. All capitalized terms not otherwise defined herein shall have the respective meanings provided in the Asset Purchase Agreement.

        NOW THEREFORE, for good and valuable consideration (including the payment by Buyer of the Purchase Price for the Transferred Assets), the adequacy and receipt of which is hereby acknowledged:

        1.    Pursuant to the terms and conditions of the Asset Purchase Agreement, for good and valuable consideration, the receipt of which is hereby acknowledged, Seller does hereby sell, assign, transfer, convey and deliver (collectively, "sell") to Buyer the Transferred Assets (as defined in the Asset Purchase Agreement), free and clear of all Liens except as expressly provided herein or in the Asset Purchase Agreement.

        2.    This Bill of Sale shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State and nothing herein shall be deemed to modify the Asset Purchase Agreement or affect the rights of the Parties thereto. In the event of a conflict between this Bill of Sale and the Asset Purchase Agreement, the Asset Purchase Agreement shall control. This Bill of Sale may be executed in counterparts.

        3.    In the event any one or more of the provisions contained in this Bill of Sale should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

        4.    This Bill of Sale is executed pursuant to the Asset Purchase Agreement and is entitled to the benefits and subject to the provisions thereof and shall bind and inure to the benefit of the parties and their respective successors and assigns.

        IN WITNESS WHEREOF, the parties have caused this Bill of Sale to be duly executed as of the day and year first above written.

ADAPTEC, INC.		INTERNATIONAL BUSINESS MACHINES CORPORATION
By:		By

Name:	David Young	Name:	David L. Johnson
Title:	Chief Financial Officer	Title:	Vice President, Corporate Development

Schedule of Disclosure and Exceptions
to the Asset Purchase Agreement
by and among Adaptec, Inc. and
International Business Machines Corporation

This is the Schedule of Disclosure and Exceptions (including the Schedules, Sub- schedules, and Exhibits hereto, the "Disclosure Schedule") being provided in conjunction with the Asset Purchase Agreement dated as of March [    ], 2002 by and among Buyer and Seller (the "Agreement"), to which this Disclosure Schedule is attached. Unless otherwise indicated, all capitalized terms used in this Disclosure Schedule shall have the meaning provided in the above referenced Agreement.

Any disclosures made under the headings of one section of this Disclosure Schedule shall be deemed to be disclosed in any other section of the Disclosure Schedule to which such information is relevant to the information intended to be disclosed in such other section. Nothing in this Disclosure Schedule shall constitute an admission of any liability or obligation of the Seller to any third party nor an admission against the Seller's interest.

[Detailed disclosures, exceptions, schedules, sub-schedules and any associated exhibits to this Schedule to be attached here prior to signing.]

Schedules to the Purchase Agreement

Disclosure Schedule

Schedule 1.1. Transferred Assets Listing

Schedule 4.2.a.l.	Listing of Regular Employees
Schedule 4.2.a.2.	Buyer Summary of Employee Terms and Benefits
Schedule 7.3(a)	Governmental Consents
Schedule 7.3(b)	Consents

			Adaptec Asset Purchase Agreement Schedule 1.1
Transferred Assets
6G3A	251571	MESL	Equip	576859B	27939.00	1.00
6G3A	251571	MESL	Equip	576989B	7633.94	1591.00
6G3A	251571	MESL	Equip	576990B	7633.94	1591.00
6G3A	251571	MGSE	Equip	424289B	39512.50	1.00
6G3A	251571	MGSE	Equip	656849B	20382.95	1.00
6G3A	251571	MGSE	Equip	657234B	24699.27	1.00
6G3A	251571	MGSE	Equip	657428B	26819.27	1.00
6G3A	251571	MGSE	Equip	658042B	55981.93	1.00
6G3A	251571	OEM1	Equip	576652B	8074.95	2019.00
6G3A	251571	OEM1	Equip	576823B	7019.50	1755.00
6G3A	251571	OEM1	Equip	576824B	7019.50	1755.00
6G3A	251571	OEM1	Equip	576825B	7019.50	1755.00
6G3A	251571	OEM1	Equip	658040B	6925.75	1.00
6G3A	251571	OEM1	Equip	768999B	3815.94	1.00
6G3A	251571	OEM3	Equip	573943B	8084.62	1.00
6G3A	251571	OEM3	Equip	576217B	12720.00	2544.00
6G3A	251571	OEM3	Equip	576321B	14134.95	5182.00
6G3A	251571	OEM3	Equip	576322B	17750.75	6804.00
6G3A	251571	2620	TP 360	78DCW46	2190.13	1.00
6G3A	251571	2626	TP 390X	AADWXML	1932.02	377.00
6G3A	251571	2626	TP 390X	AADWXM1	1932.02	377.00
6G3A	251571	2626	TP 390X	AF102YF	2088.16	1.00
6G3A	251571	2645	TP 600X	78XRBH6	1908.66	583.00
6G3A	251571	2645	TP 600X	78XRCY5	1908.66	583.00
6G3A	251571	3520	HDD Enclosure	23A2818	1448.98	386.00
6G3A	251571	3520	HDD Enclosure	23A2820	1448.98	386.00
6G3A	251571	3520	HDD Enclosure	23A2944	1448.98	386.00
6G3A	251571	3520	HDD Enclosure	23B0213	1289.15	322.00
6G3A	251571	3520	HDD Enclosure	23B0223	1289.15	322.00
6G3A	251571	3520	HDD Enclosure	23B0224	1289.15	322.00
6G3A	251571	3520	HDD Enclosure	23B0225	1289.14	322.00
6G3A	251571	3520	HDD Enclosure	23B0228	1289.14	322.00
6G3A	251571	3520	HDD Enclosure	23B0232	1289.14	322.00
6G3A	251571	3520	HDD Enclosure	23B0233	1289.14	322.00
6G3A	251571	3520	HDD Enclosure	23B0266	1289.14	322.00
6G3A	251571	3520	HDD Enclosure	23B0268	1289.14	322.00
6G3A	251571	3520	HDD Enclosure	23B0271	1289.14	322.00
6G3A	251571	3520	HDD Enclosure	23B4699	1441.41	625.00
6G3A	251571	3520	HDD Enclosure	23B5008	1441.41	625.00
6G3A	251571	3520	HDD Enclosure	23B5075	1441.41	625.00
6G3A	251571	3520	HDD Enclosure	23B5575	1441.41	625.00
6G3A	251571	3520	HDD Enclosure	23B6119	1441.41	625.00
6G3A	251571	3520	HDD Enclosure	23B8635	1660.57	779.00
6G3A	251571	3520	HDD Enclosure	23B8636	1660.57	779.00
6G3A	251571	3520	HDD Enclosure	23B8637	1660.57	779.00
6G3A	251571	3520	HDD Enclosure	23B8673	1660.57	779.00
6G3A	251571	3520	HDD Enclosure	23B8676	1660.57	779.00

6G3A	251571	3520	HDD Enclosure	23B8680	1660.57	779.00
6G3A	251571	3520	HDD Enclosure	23B8693	1660.57	779.00
6G3A	251571	3520	HDD Enclosure	23B8697	1660.57	779.00
6G3A	251571	3520	HDD Enclosure	23B8700	1660.57	779.00
6G3A	251571	3520	HDD Enclosure	23B8702	1660.57	779.00
6G3A	251571	3520	HDD Enclosure	23B8704	1660.57	779.00
6G3A	251571	3520	HDD Enclosure	23B8706	1660.57	779.00
6G3A	251571	3520	HDD Enclosure	23B8735	1660.57	779.00
6G3A	251571	3520	HDD Enclosure	23B8740	1660.57	779.00
6G3A	251571	3520	HDD Enclosure	23B8752	1660.57	779.00
6G3A	251571	3520	HDD Enclosure	23C1973	1441.76	722.00
6G3A	251571	3520	HDD Enclosure	23C5298	1285.62	750.00
6G3A	251571	3520	HDD Enclosure	23C5309	1285.62	750.00
6G3A	251571	3520	HDD Enclosure	23C5426	1285.62	750.00
6G3A	251571	3520	HDD Enclosure	23C5611	1249.68	750.00
6G3A	251571	3531	HDD Enclosure	6816538	1621.57	1460.00
6G3A	251571	3531	HDD Enclosure	6816547	1621.57	1460.00
6G3A	251571	3531	HDD Enclosure	6816661	1621.57	1460.00
6G3A	251571	3531	HDD Enclosure	6818568	1846.75	1693.00
6G3A	251571	3531	HDD Enclosure	6818570	1846.75	1693.00
6G3A	251571	3531	HDD Enclosure	6818572	1846.75	1693.00
6G3A	251571	3552	FC RAID	23A0042	20215.15	11118.00
6G3A	251571	3560	FC RAID	23A0189	2700.49	1485.00
6G3A	251571	3560	FC RAID	23A0195	2700.49	1485.00
6G3A	251571	3560	FC RAID	23A0218	2583.08	1421.00
6G3A	251571	6561	PC 300GL	78AXFRW	787.27	1.00
6G3A	251571	6591	PC 300GL	23AF357	798.60	1.00
6G3A	251571	6591	PC 300GL	23AF474	798.60	1.00
6G3A	251571	6591	PC 300GL	23AF669	798.60	1.00
6G3A	251571	6591	PC 300GL	23AG059	798.60	1.00
6G3A	251571	6591	PC 300GL	23AG075	798.60	1.00
6G3A	251571	6836	IS EPro	23B5000	1195.08	568.00
6G3A	251571	6846	IS EPro	23C5001	1194.15	568.00
6G3A	251571	6846	IS EPro	23D5019	1804.76	858.00
6G3A	251571	6850	IS MPro	23B5074	2149.71	1553.00
6G3A	251571	6865	IS ZPro	23WW168	5094.19	1.00
6G3A	251571	6868	IS Mpro	23W2211	2169.38	925.00
6G3A	251571	6868	IS Mpro	23W2212	2169.38	925.00
6G3A	251571	6877	PC 730	78R5122	1274.18	1.00
6G3A	251571	6877	PC 730	78R5138	1274.18	1.00
6G3A	251571	6877	PC 730	78R5785	1274.18	1.00
6G3A	251571	6877	PC 730	78R5888	1274.18	1.00
6G3A	251571	6877	PC 730	78R6283	1274.18	1.00
6G3A	251571	6877	PC 730	78R6318	1274.18	1.00
6G3A	251571	6887	PC 750	23AADFG	1345.16	1.00
6G3A	251571	6887	PC 750	23AADKV	1345.16	1.00
6G3A	251571	6887	PC 750	23AAFAA	1345.16	1.00
6G3A	251571	6887	PC 750	23AAFHD	1345.16	1.00
6G3A	251571	6887	PC 750	230A554	1246.24	1.00
6G3A	251571	6887	PC 750	230A663	1246.24	1.00
6G3A	251571	6887	PC 750	230A756	1246.24	1.00

6G3A	251571	6887	PC 750	230A808	1246.24	1.00
6G3A	251571	6887	PC 750	230B517	1246.24	1.00
6G3A	251571	6887	PC 750	23843HA	64.85	1.00
6G3A	251571	6888	IS Mpro	23VA892	2394.33	1.00
6G3A	251571	6888	IS Mpro	23VC059	2289.50	1.00
6G3A	251571	6889	IS Mpro	23A0501	1463.00	1.00
6G3A	251571	6889	IS Mpro	23A1677	2056.52	1.00
6G3A	251571	6889	IS Mpro	23H1642	3428.94	1.00
6G3A	251571	6893	IS Epro	23FPMFH	1906.80	1.00
6G3A	251571	6893	IS Epro	23GG035	1613.79	1.00
6G3A	251571	6893	IS Epro	23GG042	1925.74	1.00
6G3A	251571	6893	IS Epro	23GG096	1925.75	1.00
6G3A	251571	6893	IS Epro	23TXD44	1339.37	1.00
6G3A	251571	6898	IS Mpro	23W0070	2958.45	1.00
6G3A	251571	6898	IS Mpro	23W0135	1979.81	1.00
6G3A	251571	7013	RS6K	2629649	17042.36	1.00
6G3A	251571	7013	RS6K	2650792	23516.05	1.00
6G3A	251571	7249	RS6K	DVT0008	11215.81	1.00
6G3A	251571	7249	RS6K	DVT0010	11215.81	1.00
6G3A	251571	7249	RS6K	DVT0041	11215.82	1.00
6G3A	251571	7249	RS6K	DVT0071	11215.82	1.00
6G3A	251571	8476	NF 3000	23BLG47	984.07	590.00
6G3A	251571	8476	NF 3000	23BLN43	1079.02	666.00
6G3A	251571	8476	NF 3000	23M1219	1452.99	266.00
6G3A	251571	8478	xS 200	23C5012	817.84	545.00
6G3A	251571	8639	Server 325	23AB628	2047.93	205.00
6G3A	251571	8639	Server 325	23GY024	2330.07	583.00
6G3A	251571	8639	Server 325	23HG308	1952.75	488.00
6G3A	251571	8639	Server 325	23HG644	1952.75	488.00
6G3A	251571	8639	Server 325	23HH874	1952.75	488.00
6G3A	251571	8639	Server 325	23TR632	1974.25	394.00
6G3A	251571	8639	Server 325	23TX901	1974.25	394.00
6G3A	251571	8639	Server 325	23TX914	1974.25	394.00
6G3A	251571	8639	Server 325	23TY026	1974.25	394.00
6G3A	251571	8639	Server 325	23VD503	2046.79	717.00
6G3A	251571	8639	Server 325	23VF530	2046.79	717.00
6G3A	251571	8639	Server 325	23Z0791	2863.51	1.00
6G3A	251571	8639	Server 325	23Z0881	2863.52	1.00
6G3A	251571	8640	Server 330	23AAK93	2507.51	627.00
6G3A	251571	8640	Server 330	23AAK96	2507.51	627.00
6G3A	251571	8640	Server 330	23AAL26	2507.51	627.00
6G3A	251571	8640	Server 330	23AAL67	2507.51	627.00
6G3A	251571	8640	Server 330	23C0016	3724.62	1.00
6G3A	251571	8640	Server 330	23F2795	5504.12	1.00
6G3A	251571	8640	Server 330	23NV430	2708.78	90.00
6G3A	251571	8640	Server 330	23NV474	2708.78	90.00
6G3A	251571	8640	Server 330	23NV499	2708.78	90.00
6G3A	251571	8640	Server 330	23NV514	2708.79	90.00
6G3A	251571	8640	Server 330	23ZC749	2496.63	457.00
6G3A	251571	8640	Server 330	23ZR575	2495.61	498.00
6G3A	251571	8644	NF 3500	23DD180	2683.14	447.00

6G3A	251571	8651	NF 7000	23A1384	8046.16	1610.00
6G3A	251571	8651	NF 7000	23A1412	8046.16	1610.00
6G3A	251571	8654	Internet Appliance	23C0062	4472.66	2995.00
6G3A	251571	8654	Internet Appliance	23C0078	4472.66	2995.00
6G3A	251571	8655	NF 3500 M10	23D0811	1682.99	982.00
6G3A	251571	8656	Internet Appliance	23A0056	6128.20	3473.00
6G3A	251571	8656	Internet Appliance	23A0069	4251.48	2409.00
6G3A	251571	8656	Internet Appliance	23B0191	3382.65	2650.00
6G3A	251571	8656	Internet Appliance	23B0219	3382.65	2650.00
6G3A	251571	8657	NF3500 M20	23W4018	4472.24	2683.00
6G3A	251571	8657	NF3500 M20	23W4092	4038.14	2423.00
6G3A	251571	8658	xS 230	23C0054	3182.82	1857.00
6G3A	251571	8658	xS 230	23F5049	4735.76	2683.00
6G3A	251571	8659	NF 5000	23A1860	1517.79	531.00
6G3A	251571	8659	NF 5000	23A1954	1517.79	531.00
6G3A	251571	8659	NF 5000	23A5322	1322.56	662.00
6G3A	251571	8659	NF 5000	23A5333	1322.56	662.00
6G3A	251571	8659	NF 5000	23B6431	1340.39	648.00
6G3A	251571	8659	NF 5000	23B6443	1340.39	648.00
6G3A	251571	8659	NF 5000	23B6469	1340.39	648.00
6G3A	251571	8659	NF 5000	23B6490	1543.83	721.00
6G3A	251571	8659	NF 5000	23B6604	1485.17	694.00
6G3A	251571	8659	NF 5000	23K1650	1836.48	643.00
6G3A	251571	8659	NF 5000	23K3829	1761.67	705.00
6G3A	251571	8659	NF 5000	23K3909	1831.74	733.00
6G3A	251571	8659	NF 5000	23L7370	1887.29	723.00
6G3A	251571	8659	NF 5000	23L8005	1881.48	753.00
6G3A	251571	8659	NF 5000	23L8025	1881.48	753.00
6G3A	251571	8659	NF 5000	23L8026	1881.48	753.00
6G3A	251571	8659	NF 5000	23Z8771	1448.73	700.00
6G3A	251571	8659	NF 5000	23Z8775	1604.60	752.00
6G3A	251571	8659	NF 5000	23Z8777	1448.73	700.00
6G3A	251571	8659	NF 5000	23Z8781	1448.73	700.00
6G3A	251571	8659	NF 5000	23Z8782	1448.73	700.00
6G3A	251571	8659	NF 5000	23Z8784	1604.60	752.00
6G3A	251571	8659	NF 5000	553747V	1682.12	505.00
6G3A	251571	8660	NF 5500	23A0153	3325.69	666.00
6G3A	251571	8660	NF 5500	23A0154	3325.69	666.00
6G3A	251571	8660	NF 5500	23A0160	3325.69	666.00
6G3A	251571	8660	NF 5500	23A0165	3325.70	666.00
6G3A	251571	8660	NF 5500	23C5507	3306.54	883.00
6G3A	251571	8660	NF 5500	23C5568	3306.54	883.00
6G3A	251571	8660	NF 5500	23D6032	3216.83	1125.00
6G3A	251571	8660	NF 5500	23D6191	3216.83	1125.00
6G3A	251571	8660	NF 5500	23K8345	2772.08	878.00

6G3A	251571	8660	NF 5500	23L4439	3832.01	1404.00
6G3A	251571	8661	NF 5500 M10	550584T	7617.36	2158.00
6G3A	251571	8664	xS 240	23A5333	2010.48	1206.00
6G3A	251571	8664	xS 240	23A5336	2010.48	1206.00
6G3A	251571	8664	xS 240	23A5400	2010.48	1206.00
6G3A	251571	8664	xS 240	23B0567	2301.63	1324.00
6G3A	251571	8664	xS 240	23B0568	2301.63	1324.00
6G3A	251571	8664	xS 240	23B0581	2301.63	1324.00
6G3A	251571	8664	xS 240	550013H	2258.67	1091.00
6G3A	251571	8664	xS 240	550013L	2258.67	1091.00
6G3A	251571	8666	NF 7100	23A0018	7086.63	4135.00
6G3A	251571	8666	NF 7100	23A0079	6711.71	3915.00
6G3A	251571	8668	xS 232	23C0055	1179.54	983.00
6G3A	251571	8669	xS 342	23A1044	1330.31	1086.00
6G3A	251571	8669	xS 342	23B1525	1396.87	1141.00
6G3A	251571	8674	xS 330	23A0030	1550.73	1266.00
6G3A	251571	8675	xS 330	23A0028	1789.67	1641.00
6G3A	251571	8675	xS 330	23A0545	914.85	838.00
6G3A	251571	8680	NF 7000 M10	23D5317	5709.47	2189.00
6G3A	251571	8680	NF 7000 M10	23T3526	4808.79	2164.00
6G3A	251571	8680	NF 7000 M10	23T4841	5926.25	3163.00
6G3A	251571	8680	NF 7000 M10	23T4850	5926.25	3163.00
6G3A	251571	8680	NF 7000 M10	23T9344	6446.47	3760.00
6G3A	251571	8681	xS 370	23A5133	11927.01	5964.00
6G3A	251571	8681	xS 370	23A5156	11927.02	5964.00
6G3A	251571	8681	xS 370	23A5570	13022.22	7597.00
6G3A	251571	8682	xS 350	23B5087	7070.71	4124.00
6G3A	251571	8682	xS 350	23B5166	2599.15	1689.00
6G3A	251571	8682	xS 350	23B5169	2703.54	1816.00
6G3A	251571	8682	xS 350	23B5481	2288.88	1793.00
6G3A	251571	8682	xS 350	23B5486	2599.15	1689.00
6G3A	251571	8682	xS 350	23B5497	2599.15	1689.00
6G3A	251571	8682	xS 350	23B5498	2208.05	1767.00
6G3A	251571	8682	xS 350	23B5509	7114.84	4150.00
6G3A	251571	8682	xS 350	23F7546	4622.98	4161.00
6G3A	251571	8682	xS 350	23F7613	4622.98	4161.00
6G3A	251571	8682	xS 350	23F7616	4622.98	4161.00
6G3A	251571	8682	xS 350	23F7617	4622.98	4161.00
6G3A	251571	8682	xS 350	23F7631	4622.98	4161.00
6G3A	251571	8682	xS 350	23F7699	4622.98	4161.00
6G3A	251571	8682	xS 350	78M3670	3647.20	3407.00
6G3A	251571	8682	xS 350	78M3678	3647.20	3407.00
6G3A	251571	8684	HDD Enclosure	23A0039	294.49	285.00
6G3A	251571	8684	HDD Enclosure	23A0056	294.49	285.00
6G3A	251571	8686	xS 360	23D1111	3001.85	2701.00
6G3A	251571	8686	xS 360	23D1118	2877.73	2589.00
6G3A	251571	9308	HDD Enclosure	23A0386	1162.94	678.00
6G3A	251571	9308	HDD Enclosure	23A0669	2526.10	1558.00
6G3A	251571	9308	HDD Enclosure	23A0673	2526.10	1558.00
6G3A	251571	9308	HDD Enclosure	23A0674	2303.58	1459.00
6G3A	251571	9308	HDD Enclosure	23B6283	1496.97	1347.00

6G3A	251571	9308	HDD Enclosure	23B6285	1496.97	1347.00
6G3A	251571	9545	TP 750	2328Y6C	3578.73	1.00
6G3A	251571	9545	TP 750	97AH3HG	3950.35	1.00
6G3A	251571	9546	TP 765D	78BFRY7	2962.37	1.00
6G3A	251571	9546	TP 765D	78BFTD7	2962.37	1.00
6G3A	251571	9546	TP 765D	78BFVN1	2962.37	1.00
6G3A	251571	9546	TP 765D	78XBC25	3023.62	1.00
6G3A	251571	9547	TP 765L	78CCGL4	2013.44	1.00
6G3A	251571	9547	TP 765L	78CDAF0	2893.17	1.00
6G3A	251571	9547	TP 765L	78CDAT2	2893.17	1.00
6G3A	251571	9547	TP 765L	78CDAX8	2893.17	1.00
6G3A	251571	9547	TP 765L	78CDCY7	2893.17	1.00
6G3A	251571	9547	TP 765L	78CDDC5	2893.17	1.00
6G3A	251571	9547	TP 765L	78CDDR0	2893.17	1.00
6G3A	251571	9547	TP 765L	78CFXZ8	2893.17	1.00
6G3A	251571	9549	TP 770Z	78X7416	2696.26	1.00

KEY
IS = Intellistation
TP = Thinkpad
Server = PC Server Brand
NF = Netfinity Brand
xS = xSeries Brand
PC = PCCO desktop

Schedule 4.2. (a)(1) Listing of Regular Employees

Raleigh, NC

Number	Name	Dept	Div
1	BROWN, JOSEPH	6G3A	7T
2	DALTON, ANGELA	6G3A	7T
3	FORE, RICHARD	6G3A	7T
4	HAMBRICK, MATTHEW	6G3A	7T
5	KHATRI, BHARAT B	6G3A	7T
6	KRISHNAMURTHY, VIKRAM	6G3A	7T
7	LEE, TIMOTHY	6G3A	7T
8	OZA, BHARAT	6G3A	7T
9	PELATTlNI, BAHRAM	6G3A	7T
10	QUINONES, LUIS	6G3A	7T
11	RICHARDSON, PHILIP	6G3A	7T
12	SECKLER, KENNETH G	6G3A	7T
13	ULRICH, PHILIP	6G3A	7T
14	DEHAAN, MICHAEL	E8ZA	7T
15	HAMMER, JACKIE L	E8ZA	7T
16	JEFFERY, DAVID	E8ZA	7T
17	KALMAN, DEAN A	E8ZA	7T
18	KNIGHT, CLINTON	E8ZA	7T
19	MACFARLAND,JEFFREY	E8ZA	7T
20	MANGLONA, EFRAIN	E8ZA	7T
21	MASSEY, TIMOTHY	E8ZA	7T
22	MILLER, ROBERT V	E8ZA	7T
23	MOORE, MATTIE P	E8ZA	7T
24	NG, TIMOTHY C	E8ZA	7T
25	POWELL, PAUL	E8ZA	7T
26	TURNER, MARTY	E8ZA	7T
27	FARRELL, JR JOHN F	PGCA	7T
28	PATEL, RAMBHAI K	PGCA	7T

28	Total Regular IBM Employees

Schedule 4.2. (a) (2)
SUMMARY OF 2002 BENEFITS—IBM and Adaptec

This is a comparison of the benefit programs currently in place at IBM and Adaptec. It is not intended to be an exhaustive list, but rather a summary of most of the benefits available at both companies. If there is any difference between the information contained in this comparison and the official plan documents and policies, the official documents/policies will govern. (February 11, 2002)

PLAN TYPES	IBM	Adaptec	Comments
INSURANCE BENEFITS
PPO MEDICAL COVERAGE
United Healthcare IBM select

Office visits
PPO—$15 copay
Non-PPO—$300
deductible, then Plan pays 70%
In network hospitalization 90% covered
Out of pocket maximum
$2,500/$5,000

Prescriptions: Generic 20% up to $25
Brand 20% up to $50
Home delivery
Generic 20% up to $25
Brand 45% up to $100

Lifetime max in network unlimited, out of network 1 mil
United Healthcare Gold PPO

Office visits:
PPO—$5 copay
Non-PPO—$100
deductible, then Plan pays 80%
In network hospitalization 100% covered
Out of pocket maximum
$1,100/$2,300

Prescriptions: Generic $10,
Brand $20
Home delivery, 90 day supply
Generic $20, Brand $40

Lifetime max 2 mil

 United Healthcare Silver PPO
Office visits:
PPO—$10 copay
Non-PPO—$200
deductible, then 70%

Prescriptions: Generic $10 copay, Brand $20 copay

Adaptec provides company credits (dollars) to use toward cost of benefits. Employee cost for Gold Plan ranges from about $15 per paycheck ($32.50 mo.) for employee only coverage to $59.21 per paycheck ($128.29 per month) for family coverage. This includes the cost of vision coverage.

Employee contributions are taken on a pretax basis for both employers

IBM monthly contribution for medical only is $32 for employee only and $103 for family Adding vision, monthly is $40 for employee only and $129 for family
VISION		Vision Service Plan Exam: no cost Materials: $25 copay Optional items cost more.	Coverage is included if enrolled in an Adaptec medical plan. IBM charges $8, $17 and $26

DENTAL COVERAGE	IBM Dental Plus Deductible applies to Basic, Major, Ortho: $50/person $150/family Preventive 100% Basic 80% (90%PPO) Major 50% (60%PPO) Ortho 50% (60%PPO) (Children only)
Delta Dental Gold Plan (PPO)
Deductible applies to Basic, Major, Ortho:
$50/person
$150/family

Preventive 100%
Basic 80% (90%PPO)
Major 50% (60%PPO)
Ortho 50% (60%PPO)
    (Children only)

 Delta Dental Bronze Plan
Preventive 100%
No other coverage

$1500 max./yr.—both plans
Adaptec provides company credits to use toward cost of benefits. Employee cost for Gold Plan ranges from zero cost per paycheck for employee only coverage to $6.05 per paycheck ($13.11 per month) for family coverage.

IBM Dental Basic is similar to the Adaptec Bronze plan

IBM Dental Plus rates per month are $8 for employee only and $26 for family
TERM LIFE INSURANCE	2x annual salary company paid	2x annual salary (credits provided to pay the cost) Additional coverage available up to 5x salary or $750K (paid by employee).
ACCIDENTAL DEATH & DISMEMBERMENT	2x annual salary company paid	2x annual salary (credits provided to pay the cost) Additional coverage available up to 5x annual earnings or $750K (paid by employee)
DEPENDENT TERM LIFE INSURANCE		Employees may purchase from $2.5K to $50K for children and/or $5K to $100K for the spouse
SHORT TERM DISABILITY	Company pays 100% of salary for up to 52 weeks in a rolling 24 month period	7 day waiting period Optional Adaptec STD Plan: 1.1% of first $46,327 of calendar yr. wages. Tax-free benefit equals 60% of weekly pay up to $1,442	Adaptec pays 100% of pay during waiting period; and 10% of pay while on disability leave.
LONG TERM DISABILITY	66 2/3% of earnings, company paid, commences after sick and accident program runs out	26 wk. waiting period Credits provided for coverage equal to 66 2/3% of earnings, maximum benefit is 12k per month	Adaptec employees can opt for a benefit equal to 50% of monthly pay
VOLUNTARY BENEFITS	Employees may purchase Universal Life up to 7x salary Employees may purchase three levels of Long Term Care	Adaptec will roll out a full supplemental benefit offering by Fall 2002 Supplemental life and dependent life are currently available

OTHER INCOME PROTECTION
TRAVEL ACCIDENT INSURANCE	Company paid benefit 5x annual salary	Company paid $350,000 benefit
RETIREMENT
Cash balance Plan
In addition, IBM matches .50 per dollar on the first 6% of earnings on 401(k) plan.
IBM contributes 5% of pensionable earnings each year to the cash balance plan.
The company credits interest on a monthly basis at 1 year T bills plus 1%. Five years of service required.
401(k) Plan
Employee can contribute up to 25% of salary on a pre-tax basis up to $11 K.

Company match = $2 to every $1 employee contributes each pay period up to max annual match of $2,000. Possible additional match of $1500 at yr.-end based on company profitability.
Adaptec does not have a Retiree Medical Plan or Future Healthcare Account.
Adaptec does not have a Defined benefit or cash balance account

Both companies have immediate vesting of 401(k)-company match.
EMPLOYEE STOCK PURCHASE PROGRAM	Employees can contribute up to 10% of salary. Purchases are made twice per yr. Employees pay 85% of the lower of the enrollment date price or end of purchase period price.	Employees can contribute 3%-10% of salary. Purchases are made twice per yr. Employees pay 85% of the lower of a 2-year enrollment date price or end of purchase period price.	Stock plans look similar. Adaptec has a 2 year price lock feature that is more attractive.
PAID TIME OFF
VACATION	0-4 yrs. 10 days 5-9 15 days 10-19 20 days 20+ 25 days No carry over available	0-2 yrs 12 days 3 13 days 4 14 days 5 15 days 6 16 days 7 17 days 8 18 days 9 19 days 10+ 20 days Max. accrual = 320 hours. Cash-out available (2x/yr.) for hours in excess of 120	Adaptec recognizes the employees original IBM hiredate for vacation accrual purposes. Age does not factor into Adaptec's vacation schedule Carry over and cash out options are available with Adaptec
HOLIDAYS	12, 6 designate & 6 choice	13 designate by company	Employees will have an additional day but less choice. (Shut down over winter break.)
SABBATICAL		5 weeks paid time off after 5 years of service. May defer to 7th year and take 8 weeks.	Credit for sabbatical starts when hired by Adaptec.
PERSONAL ILLNESS		Wages continue for incidental illness/disability. For extended illness/ disability, wages continue for up to one wk., then STD begins after 7th day	Adaptec continues 10% of pay while on disability leave.

LEAVE OF ABSENCE
Adaptec allows up to 6 months of Medical Leave, see STD & Personal Illness

 FMLA—first 2 weeks paid at 60% of salary

 Personal Leave—up to 3 months, unpaid

		Military Leave—pay supplemented to full salary for reserve training and 6 months active duty	IBM allows up to three years of personal leave
BEREAVEMENT (paid)		5 days max./event
JURY DUTY		Salary is continued to end of service
OTHER BENEFITS
FLEXIBLE SPENDING ACCOUNTS	Health Care max. = $4.8K Dependent Care max.=$5K	Health Care max. = $5K Dependent Care max.=$5K
EMPLOYEE ASSISTANCE PROGRAM	8 free counseling sessions/yr./family member, then $15 co-pay per session with PPO provider	8 free counseling sessions/yr./family member, then $10 co-pay per session with PPO provider
EDUCATIONAL ASSISTANCE	100% of tuition & fees	100% of tuition, books and lab fees up to $5K/yr.	We believe IBM does not have a maximum.
DEPENDENT CARE PROGRAMS		Adaptec provides a childcare, elder care and pet care referral service. Back up childcare available at subsidized rates.
SERVICE RECOGNITION	IBM recognizes 10 and 25 years	Adaptec recognizes each five year increment	Adaptec recognition is based on Adaptec hire date.
OTHER	Life planning account of $250 per year		No such account at Adaptec
PAYCHECKS	2x per month	Bi-weekly (Fridays)

SEVERANCE PAY (for reduction in force actions)
Upon signing a Separation Agreement/General Release
Non-exempts and exempts through management level
• 2 months pay, plus 1 additional week of pay for each year of service > 3 years, maximum additional weeks of pay = 8 weeks
Directors
• 4 months pay, plus service credit noted above

Vice President
• 6 months pay, plus service credit noted above
Similar months of COBRA premium payments
Outplacement Services

QuickLinks

  EXHIBIT 10.22